Exhibit 10.1

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

Nano Precision medical, inc.

SAFE

(Simple Agreement

for Future Equity)

THIS SIMPLE AGREEMENT FOR FUTURE EQUITY (this “Agreement” or this “Safe”) is made as of February 4, 2022, by and between Nano Precision Medical, Inc., a California corporation (the “Company”), and Second Sight Medical Products, Inc., a California corporation (the “SSMP”).

1.	Investment Transaction

1.1.	Advance Amount; Future Equity Undertaking. The parties are proposing and negotiating an agreement and plan of merger (the “Merger Agreement”) subject to various closing conditions, approvals by shareholders, and regulatory consents whereby the Company will become a wholly owned subsidiary of SSMP (the “Merger”). Pending closing of the Merger the Company has requested as a condition of the Merger that SSMP provide an investment advance of $8,000,000 (the “Advance Amount”) to the Company. In exchange for the Advance Amount, effective upon the termination date of the Merger Agreement without completion of the Merger (“Merger Termination Date”), the Company shall issue at the Safe Price within two business days thereof to SSMP, subject to the terms and conditions in Section 2.1 hereof, that number of shares of common stock of the Company which following issuance shall equal not less than 2.133% of the Company Capitalization (the “Safe Shares”).

2.	Events

2.1.	Equity Financing. In the event that the Company completes or agrees to complete an Equity Financing within one year of the Merger Termination Date, upon completion thereof the Company will automatically issue to SSMP that number of additional shares of common stock which when added to the Safe Shares previously issued shall be that number of shares of common stock of the Company so that the number of Safe Shares shall be equal to the quotient obtained by dividing the Advance Amount by the Conversion Price (as defined below) (the “Equity Adjusted Safe Shares”). The Equity Adjusted Safe Shares issued to SSMP in an Equity Financing, shall have the identical rights, privileges, preferences and restrictions as the shares of Equity Financing Shares, other than, if applicable, with respect to (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price. In connection with the issuance of the Equity Adjusted Safe Shares by the Company to SSMP pursuant to this Section 2.1, SSMP will execute and deliver to the Company all transaction documents related to the Equity Financing, which, as may be applicable, shall include registration rights under the Securities Act of 1933, as amended, for the Safe Shares or the Equity Adjusted Safe Shares, at least as beneficial as those given to any other holders of outstanding Share Capital.

2.2.	Termination. This Safe will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) upon the earlier of (i) one year from the Merger Termination Date, (ii) the issuance of shares of the Company Share Capital to the SSMP pursuant to Section 2.1, or (iii) the payment, or setting aside for payment, of amounts due the SSMP pursuant to Section 2.2.

3.	Definitions

3.1.	“Company Capitalization” means the sum of (without double-counting, in each case calculated in an as-converted basis) all shares issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants, convertible securities and other Safe’s but excluding this Safe.

3.2.	Conversion Price” means either: (1) the Safe Price, or (2) the Discount Price, whichever calculation yields a greater number of Safe Shares.

3.3.	“Discount Price” means the lowest price per share common stock or equivalent of the Equity Financing Shares sold in the Equity Financing multiplied by the Discount Rate.

3.4.	“Discount Rate” means eighty percent (80%).

3.5.	“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

3.6.	“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of its Share Capital at a fixed valuation less than the Valuation Cap.

3.7.	“Equity Financing Shares” means the shares of the Company issued to the entities or other persons investing new money in the Company in connection with the Equity Financing.

3.8.	“Safe” means an instrument containing a future right to shares of Share Capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations.

3.9.	“Safe Price” means a price per share equal to: (x) the Valuation Cap divided by (y) the Company Capitalization.

3.10.	“Safe Shares” and “Equity Adjusted Safe Shares” mean the shares of the Company issuable to SSMP under paragraph 1.1 and 2.1

3.11.	“Share Capital” means the Share Capital of the Company, including, without limitation, the Shares as well as any other class of shares which the Company may approve and authorize from time to time.

3.12.	“Valuation Cap” means $375 Million.

4.	Company’s Representations

4.1.	The Company is duly organized, validly existing and in good standing under the laws of the State of California, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

4.2.	The execution, delivery and performance by the Company of this Agreement is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the SSMP, has been duly authorized by all necessary actions on the part of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The Company is not in violation of (i) its current articles of association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

4.3.	The performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

4.4.	No consents or approvals are required in connection with the performance of this Agreement, other than:
(i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) corporate approvals necessary for authorizing Share Capital issuable pursuant to Section 2.

4.5.	The Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

5.	SSMP’s Representations

5.1.	SSMP has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and binding obligation of SSMP, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

5.2.	SSMP has such knowledge and experience in financial and business matters that the SSMP is capable of evaluating the merits and risks of its investment, is able to incur a complete loss of such investment without impairing SSMP’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5.3.	SSMP confirms that it is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. SSMP has been advised that this Agreement and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.

6.	Miscellaneous

6.1.	Any provision of this Agreement may be amended, waived or modified with the written consent of both parties hereto. In addition, SSMP acknowledges and agrees that this Agreement may be amended, waived or modified with the written consent of the Company and SSMP, in which case such amendment shall apply in substantially the same manner to this Safe and any other Safe instruments entered into as part of the Safe Financing Round.

6.2.	Any notice required or permitted by this Agreement will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page.

6.3.	SSMP shall not be entitled, as a holder of this Safe, to vote or receive dividends or be deemed the holder of Share Capital for any purpose, nor will anything contained herein be construed to confer on SSMP, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

6.4.	Neither this Agreement nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Agreement and/or the rights contained herein (including, without limitation, the rights to receive the shares issuable hereunder) may be assigned by SSMP without the Company’s consent: (i) to any entity which directly or indirectly, controls, is controlled by or is under common control with SSMP, including, without limitation, any general partner, managing member, officer or director of SSMP, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the SSMP; and provided, further, that the Company may assign this Agreement in whole, without the consent of SSMP, in connection with a reincorporation to change the Company’s domicile.

6.5.	In the event any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Agreement and the remaining provisions of this Agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

6.6.	All rights and obligations hereunder will be governed by the laws of California, without regard to the conflicts of law provisions of such jurisdiction and the courts of California will have exclusive jurisdiction with respect to any matter arising hereunder.

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IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

THE COMPANY:

Nano Precision Medical, Inc.

By:	/s/ Adam Mendelsohn

Name: Adam Mendelsohn

Title: Chief Executive Officer

Address: 5858 Horton Street, # 280

Emeryville, California 94608

Email: adam@nanoprecisionmedical.com

SSMP:

Second Sight Medical Products, Inc.

By:	/s/ Scott Dunbar

Name: Scott Dunbar

Title: Acting Chief Executive Officer

Address: 13170 Telfair Avenue

Sylmar, California 91342

Email: scottd@secondsight.com